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                               SUPPLIER AGREEMENT

This Supplier Agreement (this "Agreement') Is made by and between ShopNow.Com Inc. ("ShopNow"), and title party identified on the signature page below ("Supplier"), and shall be effective from the date accepted by ShopNow on the signature page below ("Effective Date"), In consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Initial Covenants. Supplier is the owner/manufacturer or authorized licensor/distributor of certain products, and desires that ShopNow make those products listed on Exhibit A (the "Products") available for sale to customers ("Customers") online via one or more ShopNow websites (collectively, the "Website").

2. Creating the Website. Supplier shall identify each Product and its suggested retail list price. ShopNow shall use reasonable efforts to develop a Products presentation on the Website. Supplier shall reasonably assist in this effort by providing digital images, edited copy, and other materials for each Product that Supplier is authorized to allow ShopNow to use on the Website. ShopNow may modify such materials in order to design the Website, and may place the Products anywhere on the Website. In the event ShopNow is required to modify any of the above materials to make them conform to ShopNow's specifications, ShopNow shall invoice Supplier for such modifications according to terms to be mutually agreed upon. ShopNow can refuse to sell, or discontinue the sale of, any Product in its sole discretion.

3. Ordering and Shopping. Customers shall order Products directly from ShopNow and ShopNow shall act as the merchant and collect all payments for the Products. ShopNow shall be responsible for handling all credit card and payment processing. ShopNow shall inform Supplier of the Products that have been ordered and Supplier shall check such information at least once each calendar day. All communication between ShopNow and Supplier shall follow formats and procedures designated by ShopNow from time to time. Supplier shall ship each Product directly to each Customer on behalf of ShopNow within 24 hours after receiving notice front ShopNow that the Product has been ordered and which packaging shall contain the trademarks, and/or logos of ShopNow and its licensors (collectively, the "ShopNow Marks") as designated by ShopNow.

4 Payment/Adjustments. Upon execution of the Agreement, ShopNow shall pay Supplier, or, at Supplier's direction, a third party chosen by Supplier, the amount received by ShopNow for each Product and reasonable domestic shipping charges incurred by Supplier for each product that is ordered from ShopNow and shipped by Supplier less the Transaction Fee listed on Exhibit A. Payment shall be made within thirty (30) days of the end of each calendar month, for all sales of the Products ShopNow has recognized as being shipped by Supplier by its notification for the previous month. Payments made by ShopNow will be reconciled to include any refunds, returns, or other amounts owed, All requests for Product returns or replacement shall initially be directed to ShopNow and shall be subject to ShopNow's return policy as shall be posted in the Website. Upon ShopNow's acceptance and approval of a Product return, ShopNow shall provide Customer with a returned merchandise authorization ("RMA") number to track the returned Product and Customer shall be directed to return the Product to Supplier using the assigned RMA number. Supplier shall provide ShopNow, on a daily basis, a status report on all Product returns. Upon notification from Supplier that a Product has been returned, ShopNow shall credit Customer's account. Supplier will invoice ShopNow for reasonable shipping charges incurred in fulfilling Customer orders.

5. Ownership. Supplier hereby grants to ShopNow a non-exclusive license to use the trade names, trademarks, logos, service marks and product designations of Supplier and its licensors (collectively, the "Supplier Marks") in connection with ShopNow's activities under this Agreement. Supplier hereby agrees that ShopNow shall retain, and Supplier hereby assigns, all right, title, and interest in and to the Website (other than the Products and Supplier Marks) and any intellectual property therein and all modifications and improvements thereto, including all rights under any applicable patents, copyrights, trademarks, and trade secrets, including all renewals and extensions thereto. Supplier shall not reverse engineer, disassemble, decompile, or otherwise attempt to discover any source code or trade secrets arising out of or relating to the Website.

6. Warranty. EACH PARTY REPRESENTS AND WARRANTS THAT: (A) IT HAS All NECESSARY AUTHORITY TO ENTER INTO THIS AGREEMENT AND THE RIGHTS IT HAS GRANTED HEREUNDER DO NOT BREACH ANY OTHER AGREEMENT TO WHICH IT 18 A PARTY OR BY WHICH IT IS BOUND; AND (B) THE SOFTWARE AND HARDWARE THAT IT PROVIDES TO, OR USES TO COMMUNICATE WITH, THE OTHER PARTY SHALL BE YEAR 2000 COMPLIANT AND SHALL NOT BE ADVERSELY AFFECTED BY THE CHANGE TO THE YEAR 2000. THE PARTIES DISCLAIM ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. OTHER THAN FOR A BREACH OF THIS SECTION (WARRANTY) OR THE NEXT SECTION (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY IN TORT, CONTRACT, OR UNDER ANY OTHER LEGAL THEORY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT REGARDLESS OF WHETHER IT HAS BEEN WARNED OF THE POSSIBILITY OF SUCH LOSS.

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7. Indemnity. ShopNow shall indemnify and hold Supplier harmless from any liabilities, damages, and expenses of any nature, including reasonable attorneys fees and costs, arising out of or relating to any action by ShopNow in transmitting to Supplier information about a Customer or a Customer's order for a Product. Supplier shall indemnify and hold ShopNow harmless from any liabilities, damages, and expenses of any nature, including reasonable attorneys' fees and costs, arising out of or relating to the Products. The party claiming right of indemnification shall promptly notify the other party (the "Indemnifying Party') in writing of the claim and shall allow the Indemnifying Party to control the defense and all related settlement negotiations.

8. Support. ShopNow will be responsible for providing customer support to assist Customers, in accordance with ShopNow's then current support policies therefor. All interaction with Customers shall be via the ShopNow customer service department. Supplier will provide ShopNow, without charge, such information and other assistance as is necessary to enable ShopNow to effectively sell the Products.

9. Confidential Information. Each party acknowledges and agrees that any information relating to the other party's business, products, or methods of operation, which is not generally known to the public, is confidential and proprietary information of the other party (the "Confidential Information"). Each party agrees that it shall not disclose Confidential Information of the other party except to its agents who need to know such Confidential Information in order to perform its obligations under this Agreement. Each party agrees that it shall not use Confidential Information of the other party except to perform its obligations under this Agreement. The foregoing obligations shall not apply to Confidential Information that: (a) is or becomes part of the public domain through no fault of the receiving party; (b) is lawfully received from a third party without an obligation of confidentiality; (c) is independently developed by the receiving party without reference to the Confidential Information of the other party; or (d) is required to be disclosed by applicable law. Notwithstanding the foregoing, each party may disclose to the public that it has entered into an agreement with the other party (without disclosing pricing and other nonpublic details), and that Products are being sold on the Website.

10. Term and Termination. This Agreement shall have an initial term of one hundred and eighty (180) days from the Effective Date. Thereafter, the Agreement shall automatically review for successive thirty (30) day periods unless either party elects not to renew this Agreement by providing the other with thirty (30) days prior written notice. Either party may terminate this Agreement if the other breaches any material provision of this Agreement and fails to fully cure such breach within thirty (30) days of written notice describing the breach. Upon termination of this Agreement, ShopNow shall promptly remove the Products from the Website. All provisions of this Agreement that may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement shall so survive.

11. Miscellaneous. If any part of this Agreement shall be held invalid or unenforceable, this Agreement shall be construed as if it did not contain such portion, and the rights and obligations of the parties shall be construed and enforced accordingly. This Agreement constitutes the complete and exclusive agreement and understanding between the parties concerning the subject matter hereof, and supersedes all previous or contemporaneous negotiations and agreements, whether oral or written. Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other, which shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to an entity which is an affiliate of such party or which succeeds by operation of law to, or otherwise acquires substantially all of the assets of such party, or into which such party is merged, and which assumes such party's obligations hereunder. No waiver, modification, amendment, consent or discharge in connection with this Agreement shall be binding upon either party unless in writing and signed by authorized representatives of both parties. Failure or delay on the part of any party to exercise any right, remedy, power or privilege hereunder will not operate as a waiver. This Agreement shall be governed by and interpreted under the laws of the State of Washington without reference to that body of law known as conflicts of law or the Convention on Contracts for the International Sale of Goods. Except for any claim for injunctive or equitable relief, any dispute or controversy arising out of or relating to this Agreement which cannot be amicably resolved by the parties shall be finally settled by arbitration in King County, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA").




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     INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement to be effective as of the Effective Date.

ShopNow.Com Inc.                                   Supplier Name: NetJewels.com


By /s/ Ann Savage                                  By /s/ Daniel Berkovits
  --------------------------------                    --------------------------
  Its Executive Vice President                        Its CEO

Date  November 3,1999                              Date  October 28,1999

                                                      Supplier address:
                                                      1001 Petrolia Road
                                                      Toronto Ontario M3J 2X7
























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                                    Exhibit A

A.       Product Description and Suggested Retail Price




Product                          Catalog         Documentation     Suggested
Title/Name       Product SKU     description     Format            Retail Price
----------       -----------     -----------     -------------     ------------
Rings            (1)             (1)             (1)               (1)
Earrings         (1)             (1)             (1)               (1)
Pendants         (1)             (1)             (1)               (1)
Bracelets        (1)             (1)             (1)               (1)
Watches          (1)             (1)             (1)               (1)
Stones           (1)             (1)             (1)               (1)
Necklaces        (1)             (1)             (1)               (1)

B.       Payment

Payment to Supplier: ShopNow agrees to pay the Supplier the suggested retail price (the "Price") as provided by Supplier to ShopNow.com, Inc., for that Product less a Transaction Fee of 25% of the Price.


(1)      To be provided to ShopNow in detail.